Free Writing Prospectus pursuant to Rule 433 dated January 10, 2025

Registration Statement No. 333-269296

Market Linked Securities — Autocallable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due February 3, 2028

Summary of Terms			Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Hypothetical pre-tax total rate of return
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
10% Buffer
-10%
Security Return
Underlier Return
1st Call Date (Call Premium = 9.70%)
2nd Call Date (Call Premium = 14.55%)
3rd Call Date (Call Premium = 19.40%)
4th Call Date (Call Premium = 24.25%)
5th Call Date (Call Premium = 29.10%)
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price

Market measure:	the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlier”)

Fund underlying index:	with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF, the S&P Oil & Gas Exploration & Production Select Industry Index

Pricing date:	expected to be January 31, 2025
Issue date:	expected to be February 5, 2025
Final calculation day:	expected to be January 31, 2028
Stated maturity date:	expected to be February 3, 2028
Starting price:	the fund closing price of the underlier on the pricing date

Ending price:	the fund closing price of the underlier on the final calculation day

Automatic call:

if the fund closing price of the underlier on any call date is greater than or equal to the threshold price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the underlier on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the underlier beyond the applicable call premium. If the securities are not automatically called, you will have 1-to-1 downside exposure to the decrease in the price of the underlier in excess of the buffer amount and will lose some, and possibly up to 90.00%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated January 10, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 10, 2025
●
WFS product supplement no. 3 dated February 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Threshold price:	90.00% of the starting price
Buffer amount:	10.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call Date	Call Premium	Payment per Security upon an Automatic Call

February 5, 2026	at least 9.70% of the face amount	at least $1,097.00

August 5, 2026	at least 14.55% of the face amount	at least $1,145.50

February 5, 2027	at least 19.40% of the face amount	at least $1,194.00

August 5, 2027	at least 24.25% of the face amount	at least $1,242.50

January 31, 2028	at least 29.10% of the face amount	at least $1,291.00

Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date

Payment amount at maturity (for each $1,000 face amount of your securities)	$1,000 minus:

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks

CUSIP:	40058GFJ5
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3, and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3, and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3, and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Fund Closing Price of the Underlier at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Fund Underlying Index Could

Affect the Amount Payable on Your Securities and Their Market Value

▪
The Underlier is Concentrated in Oil & Gas Companies and Does Not Provide Diversified Exposure
▪
There Is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlier and Its Fund Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Fund Underlying Index

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.